Ford


NEWS

Contact:    George Pipas
            313-323-9216
            gpipas@ford.com

IMMEDIATE RELEASE

FORD'S F-SERIES SETS MODERN DAY VEHICLE SALES
RECORD OF 126,905; FORD MOTOR COMPANY'S JULY SALES
UP 29 PERCENT

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o F-Series sales climb 58 percent to 126,905 - the highest monthly sales for any vehicle in modern day U.S. automotive history.
o Overall, Ford Motor Company's U.S. sales totaled 366,548 - a new July sales record. Total sales up 29 percent compared with a year ago (retail sales up
  39 percent).
o Car sales up 16 percent paced by record Ford Five Hundred and Mercury Montego sales; Ford Mustang (up 28 percent) and Ford Focus (up 37 percent) also post strong July sales.
o Trucks sales up 34 percent on record F-Series and sport utility sales.

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DEARBORN, Mich., August 2 - Ford dealers delivered 126,905 F-Series trucks to
U.S. customers in July - the highest monthly sales for any vehicle in modern day U.S. automotive history. It is believed to be the highest monthly sales for any vehicle since Ford's Model T cruised America's roads in the 1920's.

"Our dealers leveraged the best truck in America and the Ford Family Plan to deliver an outstanding result," said Steve Lyons, Ford group vice president, North America Marketing, Sales and Service.

F-Series record-breaking sales helped Ford Motor Company set a July sales record and post its second monthly sales increase in a row. Ford's U.S. sales totaled 366,548 in July, up 29 percent compared with a year ago. Sales to retail customers were up 39 percent, while sales to fleet customers were down 20 percent.



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Within the total, car sales were up 16 percent (up 31 percent at retail) and truck sales were up 34 percent (up 41 percent at retail).

"We're pleased with the balanced results achieved with the Ford and Lincoln Mercury Family Plans," noted Lyons. "On the car side, we continue to benefit from the new products we introduced late last year. We expect to build on this momentum when the new Ford Fusion, Mercury Milan, and Lincoln Zephyr debut this fall and we're optimistic we can achieve an increase in car sales for the first time since 1999."

Each of the company's new full-size sedans, the Ford Five Hundred and the Mercury Montego, posted their highest sales to date. Five Hundred sales were 13,555 and Montego sales were 4,014. Combined sales for all of the products produced at Ford's Chicago Assembly Plant (including the Ford Freestyle crossover utility) were 27,506 - well above the previous best sales month of 18,077.

Despite limited availability, Ford Mustang continued to set a fast pace as sales increased 28 percent. Ford Focus sales were 24,311, up 37 percent.

The company's dealers sold a record number of sport utility vehicles in July (103,376). The company continued to see higher sales among crossover utility vehicles. Combined sales for the Ford Freestyle, Ford Escape, Mercury Mariner, and Volvo's XC70 and XC90 were 38,601, up 99 percent compared with a year ago. The Ford Freestyle (9,937) and Mercury Mariner (5,662) each set new monthly sales records and the Ford Escape set a July sales record (18,245).

Combined sales for traditional sport utility vehicles were up 8 percent compared with a year ago, including a July record for Land Rover of 5,080, up 103 percent. Land Rover introduced the all-new Range Rover Sport in July. Sales of both the Ford Explorer and Ford Expedition were up 4 percent. Production of the redesigned 2006 model Explorer and Mercury Mountaineer began July 19 at Ford's Louisville Assembly Plant. Production of these models will begin at Ford's St. Louis Assembly Plant on August 15.



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All three of Ford's domestic brands posted higher sales in July. Ford Division's sales of 310,757 were a record for the month and up 33 percent compared with a year ago. Mercury sales were up 23 percent. The Lincoln Mark LT full-size truck achieved its highest sales month ever, lifting Lincoln sales higher than a year ago.







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